Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Strong First Quarter Fiscal 2018 Results

ATLANTA, February 6, 2018 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter ended December 31, 2017.
“Our first quarter operating results showed year-over-year improvement in nearly every operational metric, with notable gains in our sales pace, gross margin and EBITDA” said Allan Merrill, President and CEO of Beazer Homes. “During the quarter we recorded two nonrecurring losses: $26 million related to the early retirement of debt which was previously disclosed, and $113 million related to a remeasurement in the carrying value of our deferred tax assets as a result of the reduction in corporate tax rates. Excluding these charges net income would have been well above the prior year.”
Mr. Merrill continued, “Our strong performance in the first quarter has us well positioned to reach both our “2B-10” target of $200 million of EBITDA and our debt reduction plan of $100 million during Fiscal 2018. We believe that our commitment to provide customers with extraordinary value at an affordable price will drive further improvements in profitability and returns as we continue to push toward generating a double-digit return on assets.”

Beazer Homes Fiscal First Quarter 2018 Highlights and Comparison to Fiscal First Quarter 2017

•	Net loss from continuing operations of $130.6 million, mainly attributable to the remeasurement of our deferred tax assets, compared to net loss of $1.4 million in Fiscal 2017

•	Adjusted EBITDA of $28.4 million, up 16.2%

•	Homebuilding revenue of $367.8 million, up 9.4%

•	1,066 new home deliveries, up 7.1%. Backlog conversion of 57.5%, up 560 basis points

•	Average selling price of $345.0 thousand, up 2.1%

•	Homebuilding gross margin was 16.4%. Excluding amortized interest, homebuilding gross margin was 20.9%, up 40 basis points

•	SG&A as a percentage of total revenue was 13.9%, flat year-over-year

•	Unit orders of 1,110, up 10.4%. Average community count was 155, down 1 community. Sales/Community/Month of 2.4, up 10.9%

•	Dollar value of backlog of $704.4 million, up 5.7%

•	Unrestricted cash at quarter end was $177.8 million
M&A Activity. At the end of December, the Company acquired several communities in the Carolinas from private homebuilder, Bill Clark Homes.  In the cash transaction, the Company purchased more than 450 lots spread across seven new home communities in Raleigh and Myrtle Beach which have been incorporated into its existing operations in those markets.  The acquisition made an immediate impact in the first quarter, adding 4 active communities as well as 21 net new orders, and will continue to make contributions in the remainder of Fiscal 2018 and beyond.
Profitability. Net loss from continuing operations of $130.6 million was driven primarily by a $112.6 million expense related to the remeasurement of the Company’s deferred tax assets as a result of a change to the Federal corporate tax rate. Additionally, the Company recorded a $25.9 million loss on the extinguishment of debt for the quarter following its refinancing activities in October. Looking past the impact from these one-time items, first quarter Adjusted EBITDA of $28.4 million was up $4.0 million, or 16.2%, compared to the same period last year.

Orders. Net new orders for the first quarter increased more than 10% from the prior year, which was achieved while average community count remained relatively flat at 155. The growth in net new orders was driven by an increase in the absorption rate to 2.4 sales per community per month, up nearly 11% from the previous year. The cancellation rate was 18.9%, down 230 basis points from the first quarter of last year.
Homebuilding Revenue. First quarter closings of 1,066 homes were 7.1% above the level achieved in the same period last year. Additionally, homebuilding revenue for the quarter increased 9.4% over the prior year to $367.8 million, as the average selling price rose 2.1% to $345.0 thousand.
Backlog. The dollar value of homes in backlog as of December 31, 2017 increased 5.7% to $704.4 million, or 1,899 homes, compared to $666.1 million, or 1,926 homes, for the same period last year. At the same time, the average selling price of homes in backlog increased 7.2% from the prior year to $370.9 thousand.
Homebuilding Gross Margin. Homebuilding gross margin for the first quarter was 16.4%. Excluding amortized interest, homebuilding gross margin was 20.9%, up 40 basis points versus the prior year.
SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 13.9% for the quarter, flat compared to the prior year after excluding a $2.7 million charge related to the write-off of a legacy investment that the Company took in the first quarter of Fiscal 2017.
Liquidity. The Company ended the quarter with approximately $343.6 million of available liquidity, including $177.8 million of unrestricted cash and $165.8 million available on its secured revolving credit facility, after adjusting for outstanding letters of credit. In early October, the Company issued $400 million of 5.875% unsecured Senior Notes due 2027. The proceeds, combined with cash on the balance sheet, were used to retire $225 million of its 5.750% Senior Notes due 2019 and $175 million of its 7.250% Senior Notes due 2023 in a leverage-neutral refinancing transaction. In addition, later in October, the Company increased the capacity of its existing secured revolving credit facility to $200 million from $180 million and extended the maturity to February 2020.
Taxes. The Tax Cuts and Jobs Act made significant revisions to Federal income tax laws, including lowering the corporate income tax rate from 35% to 21%, effective January 1, 2018. Tax expense in the quarter was $108.0 million dollars, which included a $112.6 million expense related to the remeasurement of the Company’s deferred tax assets as a result of a change to the Federal corporate tax rate.
Gatherings
The Company made significant progress with regard to its Gatherings communities during the first quarter of Fiscal 2018. Construction began on the amenity center for Orlando’s Gatherings at Lake Nona, and in January, interior finish work commenced for building 1, with building 2 scheduled to start construction during the second quarter. In Dallas, Gatherings at Mercer Crossing entered the final stages of land development, with building 1 construction scheduled for a second quarter start. Additionally, the Company began land development operations at its Gatherings at Herrington Springs project in Atlanta, and anticipates construction starting before the end of the fiscal year. The Company is currently reviewing a large pipeline of potential communities which exceeds 2,000 homes spread across its geographic footprint and expects to see Gatherings acquisition activity accelerate throughout Fiscal 2018.

Summary results for the three months ended December 31, 2017 are as follows:

	Three Months Ended December 31,
	2017	2016	Change*
New home orders, net of cancellations	1,110	1,005	10.4%
Orders per community per month	2.4	2.2	10.9%
Average active community count	155	156	(0.4)%
Actual community count at quarter-end	156	154	1.3%
Cancellation rates	18.9%	21.2%	-230 bps

Total home closings	1,066	995	7.1%
Average selling price (ASP) from closings (in thousands)	$345.0	$337.8	2.1%
Homebuilding revenue (in millions)	$367.8	$336.1	9.4%
Homebuilding gross margin	16.4%	15.8%	60 bps
Homebuilding gross margin, excluding impairments, abandonments and interest amortized to cost of sales	20.9%	20.5%	40 bps

Loss from continuing operations before income taxes (in millions)	$(22.5)	$(3.9)	$(18.6)
Expense (benefit) from income taxes (in millions)	$108.1	$(2.5)	$110.6
Loss from continuing operations (in millions)	$(130.6)	$(1.4)	$(129.2)
Basic and diluted loss per share from continuing operations	$(4.07)	$(0.04)	$(4.03)

Loss from continuing operations before income taxes (in millions)	$(22.5)	$(3.9)	$(18.6)
Loss on debt extinguishment (in millions)	$(25.9)	$—	$(25.9)
Income (loss) from continuing operations excluding loss on debt extinguishment before income taxes (in millions)	$3.4	$(3.9)	$7.3

Net loss	$(130.9)	$(1.4)	$(129.5)
Net income (loss) excluding loss on debt extinguishment (in millions) +	$2.8	$(2.8)	$5.6

Land and land development spending (in millions)	$141.7	$103.2	$38.5

Adjusted EBITDA (in millions)	$28.4	$24.4	$4.0
LTM Adjusted EBITDA (in millions)	$182.7	$154.8	$27.9
* Change and totals are calculated using unrounded numbers.
+ Loss on debt extinguishment was tax-effected at annualized effective tax rates of 26.6% and 36.22% for the three months ended December 31, 2017 and December 31, 2016, respectively.
“LTM” indicates amounts for the trailing 12 months.

As of December 31, 2017

	As of December 31,
	2017	2016	Change
Backlog units	1,899	1,926	(1.4)%
Dollar value of backlog (in millions)	$704.4	$666.1	5.7%
ASP in backlog (in thousands)	$370.9	$345.8	7.2%
Land and lots controlled	22,324	23,300	(4.2)%

Conference Call

The Company will hold a conference call on February 6, 2018 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, verbally supply the passcode “BZH.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 888-566-0418 (for international callers, dial 203-369-3043) and enter the passcode “3740” (available until 10:59 p.m. ET on February 13, 2018), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is one of the country’s largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, the recent change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) government actions, policies, programs and regulations directed at or affecting the housing market (including the Tax Cuts and Jobs Act, the Dodd-Frank Act and the tax benefits associated with purchasing and owning a home); (ix) changes in existing tax laws or enacted corporate income tax rates, including pursuant to the Tax Cuts and Jobs Act; (x) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (xi) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (xii) increased competition or delays in reacting to changing consumer preferences in home design; (xiii) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiv) estimates related to the potential recoverability of our deferred tax assets; (xv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xvi) the results of litigation or government proceedings and fulfillment of any related obligations; (xvii) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xviii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xix) the performance of our unconsolidated entities and our unconsolidated entity partners; (xx) the impact of information technology failures or data security breaches; (xxi) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xxii) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND UNAUDITED
COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2017	2016
Total revenue	$372,489	$339,241
Home construction and land sales expenses	311,660	285,578
Gross profit	60,829	53,663
Commissions	14,356	13,323
General and administrative expenses	37,285	36,388
Depreciation and amortization	2,507	2,677
Operating income	6,681	1,275
Equity in (loss) income of unconsolidated entities	(101)	22
Loss on extinguishment of debt	(25,904)	—
Other expense, net	(3,145)	(5,196)
Loss from continuing operations before income taxes	(22,469)	(3,899)
Expense (benefit) from income taxes	108,106	(2,540)
Loss from continuing operations	(130,575)	(1,359)
Loss from discontinued operations, net of tax	(372)	(70)
Net loss and comprehensive loss	$(130,947)	$(1,429)
Weighted average number of shares:
Basic and diluted	32,055	31,893
Basic and diluted loss per share:
Continuing operations	$(4.07)	$(0.04)
Discontinued operations	(0.01)	—
Total	$(4.08)	$(0.04)

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2017	2016
Capitalized interest in inventory, beginning of period	$139,203	$138,108
Interest incurred	25,555	27,087
Interest expense not qualified for capitalization and included as other expense	(3,435)	(5,252)
Capitalized interest amortized to home construction and land sales expenses	(16,476)	(15,644)
Capitalized interest in inventory, end of period	$144,847	$144,299

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2017	September 30, 2017
ASSETS
Cash and cash equivalents	$177,812	$292,147
Restricted cash	12,082	12,462
Accounts receivable (net of allowance of $329 and $330, respectively)	31,804	36,323
Income tax receivable	88	88
Owned Inventory	1,626,721	1,542,807
Investments in unconsolidated entities	4,277	3,994
Deferred tax assets, net	200,101	307,896
Property and equipment, net	18,742	17,566
Other assets	6,355	7,712
Total assets	$2,077,982	$2,220,995
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$97,535	$103,484
Other liabilities	103,157	107,659
Total debt (net of premium of $3,220 and $3,413, respectively, and debt issuance costs of $16,545 and $14,800, respectively)	1,324,509	1,327,412
Total liabilities	1,525,201	1,538,555
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,596,091 issued and outstanding and 33,515,768 issued and outstanding, respectively)	34	34
Paid-in capital	874,351	873,063
Accumulated deficit	(321,604)	(190,657)
Total stockholders’ equity	552,781	682,440
Total liabilities and stockholders’ equity	$2,077,982	$2,220,995

Inventory Breakdown
Homes under construction	$461,185	$419,312
Development projects in progress	830,827	785,777
Land held for future development	97,166	112,565
Land held for sale	19,258	17,759
Capitalized interest	144,847	139,203
Model homes	73,438	68,191
Total owned inventory	$1,626,721	$1,542,807

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
($ in thousands, except otherwise noted)

	Three Months Ended December 31,
SELECTED OPERATING DATA	2017	2016
Closings:
West region	526	510
East region	225	217
Southeast region	315	268
Total closings	1,066	995

New orders, net of cancellations:
West region	534	467
East region	259	228
Southeast region	317	310
Total new orders, net	1,110	1,005

	As of December 31,
Backlog units at end of period:	2017	2016
West region	887	785
East region	447	455
Southeast region	565	686
Total backlog units	1,899	1,926
Dollar value of backlog at end of period (in millions)	$704.4	$666.1

	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2017	2016
Homebuilding revenue:
West region	$176,556	$171,749
East region	85,688	81,250
Southeast region	105,510	83,127
Total homebuilding revenue	$367,754	$336,126

Revenues:
Homebuilding	$367,754	$336,126
Land sales and other	4,735	3,115
Total revenues	$372,489	$339,241

Gross profit:
Homebuilding	$60,232	$53,204
Land sales and other	597	459
Total gross profit	$60,829	$53,663

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended December 31,
	2017		2016
Homebuilding gross profit/margin	$60,232	16.4%	$53,204	15.8%
Interest amortized to cost of sales	16,468		15,644
Homebuilding gross profit/margin before impairments, abandonments and interest amortized to cost of sales	$76,700	20.9%	$68,848	20.5%
Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.
The reconciliation of Adjusted EBITDA to total company net income (loss) below differs from the prior year, as it provides a more simplified presentation of EBIT, EBITDA and Adjusted EBITDA that excludes certain non-recurring amounts recorded during the periods presented. Management believes that this presentation best reflects the operating characteristics of the Company.

	Three Months Ended December 31,		LTM Ended December 31,(a)
(In thousands)	2017	2016	2017	2016
Net (loss) income	$(130,947)	$(1,429)	$(97,705)	$2,265
Expense (benefit) from income taxes	107,979	(2,579)	113,179	13,139
Interest amortized to home construction and land sales expenses and capitalized interest impaired	16,476	15,644	89,652	81,315
Interest expense not qualified for capitalization	3,435	5,252	13,819	23,208
EBIT	(3,057)	16,888	118,945	119,927
Depreciation and amortization and stock-based compensation amortization	5,117	4,859	22,431	21,864
EBITDA	2,060	21,747	141,376	141,791
Loss on extinguishment of debt	25,904	—	38,534	12,595
Inventory impairments and abandonments (b)	450	—	2,839	13,216
Additional insurance recoveries from third-party insurer	—	—	—	(15,500)
Write-off of deposit on legacy land investment	—	2,700	—	2,700
Adjusted EBITDA	$28,414	$24,447	$182,749	$154,802

(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”